EXHIBIT 99.1

LIVE NATION ENTERTAINMENT ELECTS RICH PAUL
TO BOARD OF DIRECTORS

LOS ANGELES, April 13, 2023 — Live Nation Entertainment (NYSE: LYV) today announced the election of Rich Paul to its Board of Directors. Paul is the Founder and CEO of KLUTCH Sports Group, as well as Head of Sports at United Talent Agency (UTA) where he also serves on the board. Paul represents some of the world’s top athletes, helping them make strategic decisions about professional playing careers as well as develop successful brand and business ventures.

“Rich brings a valuable perspective from sports, business, entertainment and more,” said Greg Maffei, chairman of the Live Nation Board of Directors. “We’re fortunate to welcome him as a new addition to our board.”

“Rich understands what it takes to help talent develop a long and successful career. His input will be a great addition as we continue driving more value for artists and their fans through live shows,” said Michael Rapino, President and CEO, Live Nation Entertainment.

“Live Nation’s artist-centric approach to business makes this a really natural fit for me,” said Paul. “Going to an event live is one of the most powerful ways to experience sports and music, and I look forward to contributing to the company and the industry in this new way.”

Paul has received a number of accolades for his excellence and innovation within the industry, including being named GQ’s 2019 “PowerBroker of the Year” as well as “The King Maker” on Sports Illustrated’s 2019 cover, and being honored on Variety’s “Variety500” list of the most influential business leaders shaping the global media industry. KLUTCH Sports has also been recognized by TIME on their inaugural TIME100 Most Influential Companies List. He has also become well known for using his influence to power important social impact - driving the reversal of what was known as the “Rich Paul Rule,” which would have banned agents without a college degree from representing NCAA student athletes.

About Live Nation Entertainment
Live Nation Entertainment (NYSE: LYV) is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, and Live Nation Sponsorship. For additional information, visit www.livenationentertainment.com.

Media Contact
Media@livenation.com